Exhibit 10.1

Agreement Relating to N. William White

Employment Agreement and Release

This Agreement Relating to the Employment Agreement of N. William White and Release (“Agreement and Release”) is made and executed as of the 25th day of March, 2008, by and between N. William White, an individual (“Employee”), and 1st Independence Financial Group, Inc., a Delaware corporation (“1st Independence Financial”), and joined in by 1st Independence Bank, Inc., a Kentucky banking corporation (the “Bank”).  1st Independence Financial and the Bank may sometimes be referred to herein together as “1st Independence”.

Recitals

A. MainSource Financial Group, Inc., an Indiana corporation (“MainSource”), 1st Independence Financial and the Bank entered into an Agreement and Plan of Merger, dated as of February 26, 2008 (the “Merger Agreement”), concerning the merger of 1st Independence Financial with and into MainSource (the “Merger”).

B. Subject to and contingent upon the consummation of the Merger, Section 5.18(a) of the Merger Agreement provides for the payment by 1st Independence to Employee of a cash sum equal to the amount payable to Employee under Section 8(e) of the Employment Agreement dated as of July 9, 2004, as amended, by and between Employee and 1st Independence Financial and joined into by the Bank (the “Employment Agreement”), subject to any reduction required by such Section 8(e) of such Employment Agreement (the "Consideration").

C. Section 5.18(a) of the Merger Agreement requires 1st Independence and Employee to execute this Agreement and Release on or before March 27, 2008.

Agreement

1. Employee agrees that upon payment to him in full of the Consideration at the Effective Time (as defined in the Merger Agreement), the Employment Agreement shall thereby be terminated and without further force and effect.

2. Employee agrees to accept the Consideration in lieu of any amounts that might otherwise be payable to him, and benefits to which he would otherwise be entitled, under the Employment Agreement.

3. Effective as of the time specified in Section 1 of this Agreement and Release, Employee hereby releases and forever discharges 1st Independence and its successors and assigns, including without limitation MainSource (individually, a “Releasee” and collectively, “Releasees”), from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which Employee now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Effective Time or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Effective Time, except for the foregoing:

a. Employee’s right to receive the Consideration under this Agreement and Release;

b. The benefits and rights accruing to Employee under the Merger Agreement and the transactions contemplated thereby in Employee’s capacities as a holder of shares of 1st Independence Common Stock and/or a holder of 1st Independence Stock Options (including without limitation Article II of the Merger Agreement) and/or as an officer or director of 1st Independence (including without limitation Sections 6.06 and 11.08 of the Merger Agreement);

c. Employee’s rights through and until the Closing Date to continue to be paid the compensation provided for in the Employment Agreement and to continue to participate in the employee benefit, retirement, and compensation plans and other perquisites provided for in such Employment Agreement or otherwise by 1st Independence. Any benefits payable under insurance, health, retirement and bonus plans through the Closing Date will be paid when due under those plans; and

d. Employee’s rights to the two term life insurance policies issued by CNA with respect to Employee, the ownership (and, to the extent 1st Independence is the beneficiary, the beneficiaries) of which 1st Independence agrees to transfer to Employee on or prior to the Effective Time.

4. No amendments or additions to this Agreement and Release shall be binding unless made in writing and signed by the parties hereto.

5. If for any reason the Merger is not consummated, this Agreement and Release shall be null and void and of no force or effect.

6. This Agreement and Release shall be governed by the laws of the State of Indiana.

[signature page follows]

IN WITNESS WHEREOF, 1st Independence Financial, the Bank and Employee have caused this Agreement and Release to be executed as of the day and year first written above.

“1st Independence Financial”

1ST INDEPENDENCE FINANCIAL GROUP, INC.

By:            /s/ R. Michael Wilbourn
      R. Michael Wilbourn, Executive Vice President and CFO

“Bank”

1ST INDEPENDENCE BANK, INC.

b
By:               /s/ R. Michael Wilbourn
      R. Michael Wilbourn, Executive Vice President and CFO

“Employee”

          /s/ N. William White
N. William White